EXHIBIT 10.1

RESIGNATION AND SETTLEMENT AGREEMENT

This RESIGNATION AND SETTLEMENT AGREEMENT is made as of the 28th day of March, 2007 (the "Effective Date"), by and between Zion Oil and Gas, Inc., a Delaware corporation, with offices at 6510 Abrams Rd., Suite 300, Dallas, Texas 75231, ("Zion" or the "Company") and Eugene A. Soltero residing at 7127 Hillgreen Drive, Dallas, Texas 75214 ("Soltero").

WHEREAS, Soltero currently serves as Zion's Chief Executive Officer under that certain executive employment agreement between Zion and Soltero, entered into as of January 1, 2004, and amended by letter agreement dated October 15, 2004, (collectively, the "Employment Agreement") and concurrently serves as a Director on the Board of Directors of Zion;

WHEREAS, Soltero, having served variously as CEO, COO and President over the last six (6) years, successfully guided the Company through the originally scheduled termination date of its IPO and an Amex listing, for which the Company is grateful;

WHEREAS, Soltero acknowledges the long expressed intention of the Company to progressively move the Company's operations and related functions to Israel, which he has supported and continues to support; and

WHEREAS, as of the Effective Date, Soltero, planning to spend more time with his family and on personal business interests, desires to resign from Soltero's employment under the Employment Agreement and his service on the Company's Board of Directors, and the Company is agreeable to such resignation, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Resignation of Positions by Soltero. Subject to the terms and conditions set forth herein (including, without limitation, the payment by Zion of the Settlement Amount), by his execution of this Agreement, Soltero hereby resigns, effective as of the Effective Date, from his positions as Zion's Chief Executive Officer and as a director of Zion, and from any and all other offices and committee memberships he holds or has held at the Company.

The parties acknowledge and agree that Soltero's signature to this Agreement shall serve as adequate and complete legal notice of his resignation as a director, officer, employee, and member of management and of the Board of Directors of the Company as of the Effective Date.

The parties further agree that the Company's signature to this Agreement shall serve as its acknowledgment of Soltero's resignation as of the Effective Date from these capacities, and of its responsibility to provide timely notification of such resignation to the Company's Board of Directors and to all authorities to whom such resignation must be reported by law. Soltero agrees to execute any reasonably necessary document to facilitate and effect any notification of his resignation of positions with the Company.

2. Company Property. Except as otherwise provided herein, upon or immediately prior to his signature hereto, Soltero shall return to the Company all Company property then in Soltero's possession, and the Company shall return to Soltero all Soltero property then in the Company's possession.

3. Terms Relating to Resignation by Soltero. Subject to the terms and conditions set forth herein and in consideration of the resignations, waivers, releases, promises and covenants by Soltero contained herein, the Company agrees to pay Soltero the sum of Four Hundred Thousand and no/100 Dollars ($400,000.00) (the "Settlement Amount") on account of, inter alia, salary (including that deferred by prior agreement) and all payments otherwise due or to become due and payable under the Employment Agreement. Promptly following execution and delivery by Soltero of this Agreement, Zion shall remit the Settlement Amount by wire transfer to a bank account designated in writing by Soltero.

By his signature below, Soltero acknowledges and agrees that payment of the Settlement Amount is in full satisfaction of any and all obligations and responsibilities of the Company to him under the Employment Agreement or otherwise, and he hereby waives, releases and relinquishes any claim or cause of action related to any and all other payments, rights or benefits including, but not limited to, health care coverage, insurance coverage of any kind, club dues, professional fees and management incentive plan rights, howsoever characterized or denominated, due or to become due under the Employment Agreement or any other document, instrument, understanding or agreement (verbal or written) or as may be otherwise available to him at law or in equity.

All taxes, withholdings and deductions payable or due in respect of Soltero's receipt of the Settlement Amount, or any component thereof, will be borne solely by Soltero. Notwithstanding the foregoing, the Company will deduct from the Settlement Amount all amounts required to be withheld in respect of deductions and withholdings under applicable law customarily made by Zion and/or required by law.

Except as otherwise provided in paragraph 4 herein or required by law, the Company and Soltero agree that upon payment of the Settlement Amount and as of the Effective Date, the Employment Agreement and any other agreement or understanding between them are deemed to be, and are hereby, terminated, and neither the Company nor Soltero shall have any further obligations or responsibilities to the other thereunder or otherwise.

4. Continuing Obligations of Soltero. Notwithstanding anything else contained herein, and for the same consideration described above, Soltero, for himself, his heirs, personal representatives and assigns, hereby acknowledges and agrees that the provisions of Section 7 of the Employment Agreement (Proprietary Information) and Section 8 (Non-Competition) shall continue in full force and effect after the Effective Date, in accordance with their terms and for the duration specified therein. Nothing contained in this Agreement shall be construed or interpreted as a waiver or relinquishment by the Company of any right or remedy available under such sections and any related sections of the Employment Agreement in the event of a breach occurring after the Effective Date of this Agreement. Soltero shall cooperate with the Company to ensure an orderly transfer of his responsibilities.

5. Releases.

5.1 In consideration of the promises, covenants and releases contained herein, the adequacy of which is hereby acknowledged, Soltero (on his behalf and on behalf of each of his agents, attorneys, heirs, successors, executors, personal representatives and assigns) does hereby absolutely and unconditionally waive, release, relinquish and forever discharge each of the Company and its respective past, present and future officers, directors, shareholders, employees, agents, attorneys, successors and assigns (hereinafter, the "Company Released Parties"), from any and all claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, from the beginning of time to the Effective Date, or that arise under the Employment Agreement or otherwise or that arise under any body of labor, tort or contract law, or any claim for wrongful termination, or claims with respect to any other payment required under law or by virtue of his position as an officer, director, service provider and/or employee of Zion. Notwithstanding the foregoing or any other provision to the contrary, (i) the rights and obligations set forth in this Agreement shall remain in full force and effect; (ii) no release hereunder shall be construed to release any rights under this Agreement or any officer and director liability insurance coverage or any errors and omissions coverage; (iii) no release hereunder shall waive any indemnification rights applicable to Soltero as a former officer and Director of the Company or shall be construed to waive any rights Soltero has as a shareholder; and (iv) the foregoing release shall not be construed as a waiver or release of claims by Soltero related to or arising from any claims or causes of action arising at any time and from time to time from or as a result of or arising out of any violation or breach by Zion of any law, regulation or administrative ruling.

5.2 In consideration of the promises, covenants and releases contained herein, the adequacy of which is hereby acknowledged, Zion (on its behalf and on behalf of each of its respective past, present and future officers, directors, employees, attorneys, agents, successors, executors, and assigns) and, except as otherwise provided herein, does hereby absolutely and unconditionally waive, release and forever discharge Soltero (and his agents, attorneys, heirs, successors, executors, personal representatives and assigns), from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, from the beginning of time to the Effective Date; provided, however, and notwithstanding the foregoing, that the foregoing release shall not be construed as a waiver or release of claims by Company related to or arising from: (i) Soltero's conduct, actions or inaction after the date of this Agreement with respect to his continuing obligations to Company under the Employment Agreement, as provided herein, or otherwise, (ii) any obligations or undertakings of Soltero pursuant to this Agreement; and (iii) any claims or causes of action arising at any time and from time to time from or as a result of or arising out of any violation or breach by Soltero of any law, regulation or administrative ruling.

6. Non-Disparagement. Soltero, on behalf of himself, his heirs, personal representatives, assigns, agents, employees and any other party or parties acting in concert or cooperation with him, agrees not to make disparaging or damaging remarks concerning the Company or its respective businesses or any of its respective employees, consultants, stockholders, directors, affiliates, subsidiaries or representatives. The Company, on behalf of itself, its successors, assigns, employees or any other party or parties acting in concert or cooperation with it, agrees not to make disparaging or damaging remarks concerning Soltero, his heirs, personal representatives, assigns, agents, employees or any other party or parties acting in concert or cooperation with him. Nothing contained herein, however, shall be interpreted as affecting either of the parties' obligations to comply with the specific terms of any valid and effective subpoena, oral questions, interrogatories, requests for information, civil investigative demand or order issued by a court of competent jurisdiction or by a governmental body or as otherwise required by law or regulation to which either party is subject.

7. Press Release. On or immediately following the date of this Agreement, Zion shall issue a press release as set forth in Exhibit I attached hereto relating to Soltero's resignation (subject only to date changes). The Company intends to also file with the Securities and Exchange Commission an appropriate special report on Form 8-K substantially in the form of Exhibit II attached hereto.

8. Reliance. The parties acknowledge and agree that in the execution of this Agreement, neither has relied upon any representation by any party or attorney, except as expressly stated or referred to herein.

9. Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

10. Successors and Assigns. Except as otherwise provided in or restricted by this Agreement, all the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

11. Non-Assignment. By their respective signatures below, each of the Company and Soltero represents and warrants that prior to the date of this Agreement, it has not assigned or otherwise conveyed to any third party any claim against any of, respectively, Soltero or the Company, and Soltero further agrees that he shall not assign or transfer this Agreement without the prior written consent of the Company.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding or agreement or letters, written or verbal, among the parties with respect to the subject matter hereof other than as expressly referenced herein. No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby.

14. Governing Law, Jurisdiction and Forum. Except as otherwise expressly provided herein, this Agreement, its validity, construction and effect shall be governed by and construed under the laws of the State of Texas without reference to its conflict of laws principles. The parties hereby irrevocably consent to the jurisdiction of the appropriate courts in the county of Dallas, Texas for all actions, disputes, controversies, differences or questions arising out of or relating to this Agreement. ^

15. Attorneys' fees. The prevailing party shall be entitled to the payment or reimbursement in full of any reasonable attorneys' fees and out of pocket expenses incurred by it in connection with any claim, defense, cause of action, right or remedy exercised in connection with this Agreement.

16. Severability. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

17. Representation. Each of Soltero and Zion acknowledges that they have had the opportunity to consult with legal counsel respecting this Agreement. Each person executing this Agreement on behalf of a corporation hereby represents and warrants that he has been authorized to do so by all necessary corporate action.

IN WITNESS WHEREOF, each of the parties has set forth its/ his signature as of the date first written above.

Zion Oil and Gas, Inc.	Soltero:
By: /s/ John Brown	/s/ Eugene A. Soltero
John Brown, Chairman	Eugene A. Soltero